Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 25, 2011, by and between Indilinx Co., Ltd. (the “Company”), a wholly owned subsidiary of OCZ Technology Group, Inc. (“OCZ”), and Hyun Mo Chung, a citizen of the Republic of Korea (“Employee”).  The effective date of this Agreement (the “Effective Date”) shall be the Closing Date, as defined in that certain Share Purchase Agreement by and among the Company, OCZ, and the other parties thereto (the “Purchase Agreement”).

The parties agree as follows:

1.    Employment.  Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.  Duties.

2.1         Position.  Employee is employed as Chief Technology Officer of the Company and Senior Vice President of R&D of OCZ and shall have the duties and responsibilities assigned by Company’s Board of Directors (the “Board”) both upon initial hire and as may be reasonably assigned from time to time.  Employee shall perform faithfully and diligently all duties assigned to Employee.  Company reserves the right to modify Employee’s position and duties at any time in its sole and absolute discretion within the Company including its affiliates and subsidiaries.

2.2        Best Efforts/Full-time.  Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable laws, regulations or ordinances.  Employee will act in the best interest of Company at all times.  Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company, unless Employee notifies the Board in advance of Employee’s intent to engage in other paid work and receives the Board’s express written consent to do so.

3.   Term.  The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of two (2) years unless terminated in accordance with Section 7 below.  In addition, the Company reserves the right to modify Employee’s compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

4.   Compensation.

4.1  Base Salary.  As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an initial Base Salary of 165,000,000 Korean Won per year, payable in accordance with the normal payroll practices of Company, less required deductions for applicable government withholding tax, social security and all other employment taxes and payroll deductions.  In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the date of termination.

4.2  Incentive Compensation.  Employee will be eligible to earn incentive compensation of up to 17% of Base Salary in accordance with the Company’s Executive Bonus Plan, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.

4.3  Stock Options.  Subject to the Board’s approval, Employee will be granted a stock option to purchase 150,000 shares of OCZ’s Common Stock under OCZ’s 2004 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”) .  The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Employee will be required to sign as a condition of receiving the Option. The Option will become fully vested if there is a “Change of Control” (defined below) after which Employee terminates such Employee’s employment because of a material reduction in duties or is terminated within one year of such Change of Control other than for “Cause” (defined below).  For purposes of this Agreement, The term “Change of Control” shall mean (i) the consummation of the sale or disposition by the OCZ of all or substantially all of the OCZ’s assets or (ii) the consummation of a merger or consolidation of the OCZ with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the OCZ outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) directly or indirectly at least fifty percent (50%) of the total voting power represented by the voting securities of the OCZ or such surviving entity or its parent outstanding immediately after such merger or consolidation.

4.4      Performance and Salary Review.  The Board will periodically review Employee’s performance.  Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion.

5.           Customary Fringe Benefits.  Employee will be eligible for all customary and usual fringe benefits generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6.      Business Expenses.  Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.           Termination of Employee’s Employment.

7.1      Termination for Cause.  Notwithstanding any term stated in Section 3, Company may terminate Employee’s employment immediately at any time for Cause.  In the event Employee’s employment is terminated for Cause, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, as well as any accrued but unused vacation, paid time off (“PTO”) or statutory severance payments.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.  For purposes of this Agreement, Cause shall mean (a) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (b) Employee’s material failure to abide by the Company’s written policies relating to confidentiality and reasonable workplace conduct; (c) Employee’s unauthorized use, misappropriation, destruction or diversion of any material asset or corporate opportunity of the Company (including, without limitation, Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (d) any intentional act by Employee which has a material detrimental effect on the Company’s reputation or business, (e) any material breach by Employee of this Agreement and any other agreement between the Company and Employee, including without limitation, the Purchase Agreement, the Company’s Employee Nondisclosure and Assignment Agreement, any Restrictive Covenant Agreement and stock option agreement, which breach is not cured within 15 days after Employee receives notice from the Board specifying said breach; or (f) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Employee’s ability to perform such Employee’s duties with the Company.

7.2      Voluntary Termination.  Notwithstanding any term stated in Section 3, Employee may voluntarily resign Employee’s position with Company, at any time, on thirty (30) days’ advance written notice.  Except as otherwise provided in Section 4.3, in the event Employee terminates such Employee’s employment for any reason, Employee shall be entitled to receive only the Base Salary then in effect for the thirty-day notice period, prorated to the date of termination, as well as any accrued but unused vacation, PTO or statutory severance payments.  Company may elect to waive the thirty-day notice period and accept Employee’s earlier resignation or to relieve Employee of such Employee’s duties at any time after notice of resignation.  All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

7.3      Termination Without Cause by the Company.  Notwithstanding any term stated in Section 3, Company may terminate Employee’s employment under this Agreement without Cause at any time.  In the event of such termination prior to the second anniversary of this Agreement, in addition to receiving Base Salary then in effect, prorated to the date of termination, along with any accrued but unused vacation, PTO or statutory severance payments, the Company shall also pay Employee the Employee’s Base Salary for the remainder of the initial term of this Agreement payable in accordance with Company’s standard payroll cycle or in a lump sum occurring 60 days following the termination date but only if Employee signs a confidential general release of all claims in favor of the Company which must become effective on or before the 60th day following the termination.  If Employee is terminated on and after the second anniversary of this Agreement, no additional payment shall be owed or made.  In the event Employee was terminated without Cause and covered under the Company’s group health plan at the time of Employee’s termination of employment and such Employee timely elects to continue such Employee’s group health coverage under federal/state law (COBRA), if applicable, the Company will reimburse Employee for such COBRA premiums until the earlier of (i) Employee’s coverage under another employer’s group health plan or (ii) until the last day of the Severance Period (defined below).  All payments referred to in this Section 7.3, shall be paid in equal monthly installments beginning on the first payday following the effective date of the general of claims noted above and thereafter, in accordance with Company’s regular payroll cycle until all such amounts are paid in full (the “Severance Period”).  All payments referred to in this Section 7.3 shall be reduced by applicable withholding.

8.
No Conflict of Interest.  During the term of Employee’s employment with Company and during the Severance Period, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion.  If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or resign employment with Company.  If the Board believes such a conflict exists during any period in which Employee is receiving payments pursuant to this Agreement, the Board may ask Employee to choose to discontinue the other work.  In addition, Employee agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Employee’s employment and during the Severance Period.

9.
Confidentiality and Proprietary Rights.  Employee agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10.
Injunctive Relief.  Employee acknowledges that Employee’s breach of the covenants contained in Sections 8 and 9 (collectively, “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief in compliance with the relevant procedural laws.

11.
Agreement to Arbitrate.  To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any applicable local, state or federal law, statute, regulation or ordinance or common law.  Claims for workers’ compensation, unemployment insurance benefits, breach of Company’s Employee Nondisclosure and Assignment Agreement and Company’s right to obtain injunctive relief pursuant to Section 10 above are excluded.  For the purpose of this agreement to arbitrate, references to the “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of Company.

11.1       Consideration.  The mutual promise by Company and Employee to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

11.2       Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

11.3       Arbitration Procedure.  The arbitration will be conducted in Seoul, Korea by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the Korean Commercial Arbitration Board or Central Labor Committee.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the Republic of Korea, and only such power, and shall follow the law.  The parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.

12.	Restrictive Covenant Agreement. Employee shall have entered into a Restrictive Covenant Agreement in substantially the form of attached hereto as Exhibit A.

13.         General Provisions.

13.1       Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

13.2       Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3       Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4       Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5       Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  Employee acknowledges that this Agreement has been drafted by legal counsel representing Company only and not Employee, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise this Agreement and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6       Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Republic of Korea.  Each party consents to the jurisdiction and venue of the Seoul Central District Court, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7       Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile or other electronic transmission (including e-mail) upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by facsimile or other electronic transmission in PDF format shall constitute due execution and delivery for all purposes.

13.9       Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Injunctive Relief”), 11 (“Arbitration”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

14.
Entire Agreement.  This Agreement, including the Restrictive Covenant Agreement described in Section 12 of this Agreement, the Company Employee Nondisclosure and Assignment Agreement incorporated herein by reference and OCZ’s 2004 Stock Incentive Plan and related option documents described in Section 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and the Board of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated: ________________________	By:	/s/ Hyun Mo Chung
Name: Hyun Mo Chung

Address:

INDILINX CO., LTD.

Dated: ________________________	By:	/s/ Bumsoo Kim
Name: Bumsoo Kim
Its: President and CEO

Address:

[Signature Page to Employment Agreement]

Exhibit A

Form of Restrictive Covenant Agreement (Korean Employees)

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